Exhibit 99

Eaton Reports Record First Quarter 2026 Results, with Accelerating Growth in Sales, Orders and Backlog, and Raises 2026 Organic Growth Guidance to 10% from 8% at the Midpoint

•Twelve-month rolling average order acceleration in Electrical Americas, up 42%, driven by data center momentum, and Electrical Global and Aerospace order growth, up 13%

•Strong year-over-year total backlog growth of 48% in Electrical sector and 28% in Aerospace segment

•First quarter sales were up 17% with organic sales growth of 10%, above the high end of the 5-7% guidance range

•Closed $11 billion of strategic acquisitions in the quarter, including Boyd Thermal and Ultra PCS Limited

•For full year 2026, earnings per share expected to be between $10.88 and $11.33, up 6% at the midpoint over 2025, and adjusted earnings per share expected to be between $13.05 and $13.50, up 10% at the midpoint over 2025

DUBLIN — May 5, 2026 — Intelligent power management company Eaton Corporation plc (NYSE:ETN) today announced that first quarter 2026 earnings per share were $2.22. Excluding charges of $0.29 per share related to intangible amortization, $0.22 per share related to acquisitions and divestitures, and $0.08 per share related to a multi-year restructuring program, adjusted earnings per share were $2.81, a first quarter record.

Sales in the quarter were $7.5 billion, a record and up 17% from the first quarter of 2025. The sales increase consisted of 10% growth in organic sales, 4% growth from acquisitions and 3% growth from foreign exchange.

Segment margins were 22.7%, above the guidance range, and down 120bps from the first quarter of 2025.

Operating cash flow was $507 million and free cash flow was $314 million, up 113% and 245%, respectively, over the same period in 2025.

Paulo Ruiz, Eaton chief executive officer, said, “Strong demand across our markets drove solid first quarter performance, highlighted by order strength, backlog growth and our team’s continued discipline and focus on operational execution. In Electrical Americas, we achieved strong organic growth while advancing significant capacity expansion investments to meet demand. Electrical Global also continues to outperform, and Aerospace delivered strong backlog growth and segment profit. Mobility delivered solid operational performance in a challenging market, and we remain on track toward its Q1 2027 planned spin-off into an independent, publicly traded company. We've taken bold actions to shape the portfolio, deliver the solutions our customers need and position ourselves to meet or exceed our 2030 targets.”

In the quarter, the company also closed $11 billion of value-enhancing strategic acquisitions, including Boyd Thermal, a leader in thermal components, systems and ruggedized solutions for data centers, aerospace and other end markets, and Ultra PCS Limited, a producer of innovative solutions for safety and mission critical aerospace systems. These acquisitions reinforce Eaton’s disciplined M&A strategy—deploying capital to invest for growth by acquiring differentiated technologies in high‑growth, high‑margin markets that support long‑term value creation.

Guidance

For the full year 2026, the company anticipates:
•Organic growth of 9-11%
•Segment margins of 24.1-24.5%
•Earnings per share between $10.88 and $11.33
•Adjusted earnings per share between $13.05 and $13.50

For the second quarter of 2026, the company anticipates:
•Organic growth of 9-11%
•Segment margins of 22.6-23.0%
•Earnings per share between $2.29 and $2.39
•Adjusted earnings per share between $3.00 and $3.10

Business Segment Results

Sales for the Electrical Americas segment were a record $3.6 billion, up 20% from the first quarter of 2025. The sales increase consisted of 14% growth in organic sales, 5% growth from acquisitions and 1% growth from foreign exchange. Operating profits were a first quarter record $922 million, up 2% over the first quarter of 2025, and operating margins in the quarter were 25.6%.

The twelve-month rolling average of orders in the first quarter was up 42% organically. Total backlog at the end of March remained strong and was up 44% over March 2025.

Sales for the Electrical Global segment were a record $1.9 billion, up 21% from the first quarter of 2025. The sales increase consisted of 9% growth in organic sales, 6% growth from acquisitions and 6% growth from foreign exchange. Operating profits were a record $373 million, up 24% over the first quarter of 2025. Operating margins in the quarter were 19.2%, up 60 basis points over the first quarter of 2025.

The twelve-month rolling average of orders in the first quarter was up 13% organically. Total backlog at the end of March was up 73% over March 2025.

On a rolling twelve-month basis, the book-to-bill ratio for the Electrical businesses increased to 1.2.

Aerospace segment sales were a record $1.1 billion, up 16% from the first quarter of 2025. The sales increase consisted of 9% growth in organic sales, 5% growth from acquisitions and 2% growth from foreign exchange. Operating profits were a record $304 million, up 35% over the first quarter of 2025. Operating margins of 26.7% were a record and up 360 basis points over the first quarter of 2025.

The twelve-month rolling average of orders in the first quarter was up 13% organically. Total backlog at the end of March was up 28% over March 2025. On a rolling twelve-month basis, the book-to-bill ratio for the Aerospace segment remained strong at 1.1.

The Mobility segment posted sales of $766 million, down 2% from the first quarter of 2025. Organic sales declined 6%, which was partially offset by 4% from positive currency translation. Operating profits were $89 million, and operating margins in the quarter were 11.7%.

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial and institutional, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re helping to solve the world’s most urgent power management challenges and building a more sustainable society for people today and generations to come.

Founded in 1911, Eaton has continuously evolved to meet the changing and expanding needs of our stakeholders. With revenues of $27.4 billion in 2025, the company serves customers in 180 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties today as a live audio webcast at 11 a.m. United States Eastern time at Eaton.com/investor under "Presentations." This news release can also be accessed on that page. Also available on the website before the call will be a presentation on first quarter results, which will be covered during the call.

Forward-Looking Statements

This news release contains forward-looking statements concerning second quarter and full year 2026 earnings per share, adjusted earnings per share, organic growth and segment margins; impact of acquisitions and portfolio changes on near- and long-term financial results; anticipated multi-year restructuring program charges and savings; and the anticipated separation of the Mobility business. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the impact of acquisitions, joint ventures, and investments and the integration of acquired entities; disruptions by natural disasters, labor strikes, wars, geopolitical instability and/or conflict, political unrest, terrorist activity, economic upheaval, or public health concerns that impact our production facilities; significant inflation or shortages of raw materials, energy, components, and/or labor, or similar challenges for our customers; reliance on suppliers to provide raw materials, components and services; the development and use of artificial intelligence in our business operations, including potential impacts on compliance with law and our reputation; service interruptions, data corruption, loss or impairment, network security and related operational impacts due to cybersecurity attacks; weather disruptions and regulatory, market and social reactions to such disruptions; our ability to identify, attract, develop, engage and retain qualified employees; our ability to complete the anticipated spin-off of our Mobility business; stock price and end market impacts due to technology disruptions; volatility of end markets; continued successful research, development and marketing of new or improved products; geopolitical, economic or other risks arising from worldwide or regional economic conditions; the global nature of Eaton’s business and exposure to economic and political instability, including war or armed conflict, changes in governmental laws, regulations and policies; changes in countries’ trade policies, including the imposition of sanctions or tariffs; changes in our tax rates or tax laws and regulations applicable to our business; rules, regulations, audits and investigations and related compliance risks associated with being a governmental contractor; our ability to protect our intellectual property; litigation and environmental regulations impacting our business; and the other risk factors discussed in Part I, Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other reports filed by the company with the SEC. The company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2026, are available on the company’s website, http://www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2026	2025
Net sales	$7,451	$6,377

Cost of products sold	4,799	3,930
Selling and administrative expense	1,269	1,048
Research and development expense	211	198
Interest expense - net	106	33
Other income - net	(41)	(9)
Income before income taxes	1,107	1,177
Income tax expense	240	212
Net income	868	965
Less net income for noncontrolling interests	(2)	(1)
Net income attributable to Eaton ordinary shareholders	$866	$964

Net income per share attributable to Eaton ordinary shareholders
Diluted	$2.22	$2.45
Basic	2.23	2.46

Weighted-average number of ordinary shares outstanding
Diluted	389.2	393.6
Basic	388.2	392.2

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$866	$964
Excluding acquisition and divestiture charges, after-tax	87	8
Excluding restructuring program charges, after-tax	30	14
Excluding intangible asset amortization expense, after-tax	111	84
Adjusted earnings	$1,094	$1,070

Net income per share attributable to Eaton ordinary shareholders - diluted	$2.22	$2.45
Excluding per share impact of acquisition and divestiture charges, after-tax	0.22	0.02
Excluding per share impact of restructuring program charges, after-tax	0.08	0.04
Excluding per share impact of intangible asset amortization expense, after-tax	0.29	0.21
Adjusted earnings per ordinary share	$2.81	$2.72
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2026	2025
Net sales
Electrical Americas	$3,600	$3,010
Electrical Global	1,945	1,610
Aerospace	1,139	979
Mobility	766	779
Total net sales	$7,451	$6,377

Segment operating profit
Electrical Americas	$922	$904
Electrical Global	373	300
Aerospace	304	226
Mobility	89	91
Total segment operating profit	1,690	1,522

Corporate
Intangible asset amortization expense	(140)	(106)
Interest expense - net	(106)	(33)
Pension and other postretirement benefits income	4	5
Restructuring program charges	(39)	(18)
Other expense - net	(302)	(193)
Income before income taxes	1,107	1,177
Income tax expense	240	212
Net income	868	965
Less net income for noncontrolling interests	(2)	(1)
Net income attributable to Eaton ordinary shareholders	$866	$964
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	March 31, 2026	December 31, 2025
Assets
Current assets
Cash	$565	$622
Short-term investments	186	181
Accounts receivable - net	6,366	5,387
Inventory	5,146	4,721
Prepaid expenses and other current assets	1,743	1,444
Total current assets	14,005	12,355

Property, plant and equipment - net	4,574	4,316

Other noncurrent assets
Goodwill	21,402	15,769
Other intangible assets	11,259	5,054
Operating lease assets	844	768
Deferred income taxes	585	707
Other assets	2,417	2,281
Total assets	$55,085	$41,251

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$2,510	$1
Current portion of long-term debt	84	1,136
Accounts payable	4,910	4,168
Accrued compensation	573	644
Other current liabilities	3,665	3,421
Total current liabilities	11,741	9,370

Noncurrent liabilities
Long-term debt	18,535	8,758
Pension liabilities	670	702
Other postretirement benefits liabilities	160	161
Operating lease liabilities	704	637
Deferred income taxes	1,605	265
Other noncurrent liabilities	1,905	1,889
Total noncurrent liabilities	23,579	12,412

Shareholders’ equity
Eaton shareholders’ equity	19,721	19,425
Noncontrolling interests	44	44
Total equity	19,765	19,469
Total liabilities and equity	$55,085	$41,251

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FIRST QUARTER 2026 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution). Columns and rows may not add and the sum of components may not equal total amounts reported due to rounding.

Note 1. NON-GAAP FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.
The Company's second quarter and full year net income per ordinary share and adjusted earnings per ordinary share guidance for 2026 is as follows:

	Three months ended June 30, 2026	Year ended December 31, 2026
Net income per share attributable to Eaton ordinary shareholders - diluted	$2.29 - $2.39	$10.88 - $11.33
Excluding per share impact of acquisition and divestiture charges, after tax	0.43	0.97
Excluding per share impact of restructuring program charges, after tax	0.06	0.24
Excluding per share impact of intangible asset amortization expense, after tax	0.22	0.96
Adjusted earnings per ordinary share	$3.00 - $3.10	$13.05 - $13.50
A reconciliation of net income attributable to Eaton ordinary shareholders per share to adjusted earnings per ordinary share is as follows:

Year ended December 31, 2025
Net income per share attributable to Eaton ordinary shareholders - diluted	$10.45
Excluding per share impact of acquisition and divestiture charges, after tax	0.37
Excluding per share impact of restructuring program charges, after tax	0.26
Excluding per share impact of intangible asset amortization expense, after tax	0.99
Adjusted earnings per ordinary share	$12.07
Reconciliations of operating cash flow to free cash flow is as follows:

	Three months ended March 31
(In millions)	2026	2025
Operating cash flow	$507	$238
Capital expenditures for property, plant and equipment	(193)	(147)
Free cash flow	$314	$91

Note 2. BUSINESS SEGMENT INFORMATION
During the first quarter of 2026, Eaton re-segmented certain business segments due to a reorganization of the Company's businesses. The new segment is Mobility, which includes the legacy Vehicle and eMobility segments. Historical segment information has been recast to reflect this change.
Mobility
The Mobility segment designs, manufactures, markets, and supplies a broad portfolio of mechanical, electrical, and electronic systems that improve emissions, fuel economy, power management, performance, and safety across on‑road and off‑road vehicles. The Mobility segment serves global OEMs and aftermarket customers with solutions spanning internal combustion, hybrid, and electrified powertrains, including transmissions and transmission components, clutches, differentials, hybrid systems, engine valves, fuel and vapor components, as well as high‑voltage inverters and converters, power electronics, circuit protection, vehicle controls, and power distribution systems. The principal markets for the Mobility segment are OEM and aftermarket customers of heavy-, medium-, and light‑duty trucks, SUVs, CUVs, passenger cars, construction, agricultural, material handling, and mining equipment.

Note 3. ACQUISITIONS AND DIVESTITURE OF BUSINESSES
Acquisition of Fibrebond Corporation
On April 1, 2025, Eaton acquired Fibrebond Corporation (Fibrebond) for $1.43 billion, net of cash acquired. Fibrebond is a U.S. based designer and builder of pre-integrated modular power enclosures for data center, industrial, utility and communications customers. Fibrebond is reported within the Electrical Americas business segment.
As part of the acquisition, Eaton assumed $240 million of employee transaction and retention awards. Awards vest in six equal annual installments starting in the second quarter of 2026, subject to continued employment with Eaton. Forfeited employee awards are paid to former Fibrebond shareholders annually. Eaton recognizes compensation expense for the awards over the requisite service period and any employee forfeitures owed to former Fibrebond shareholders are expensed immediately in Other income - net. During the first quarter of 2026, compensation expense of $10 million, $3 million and $1 million were included in Costs of products sold, Selling and administrative expense, and Other income - net, respectively, on the Consolidated Statements of Income.
Acquisition of Resilient Power Systems Inc.
On August 6, 2025, Eaton acquired Resilient Power Systems Inc. (Resilient), a leading North American developer and manufacturer of innovative energy solutions, including solid-state transformer-based technology. Resilient was acquired for $86 million, including $55 million of cash paid at closing and an initial estimate of $31 million for the fair value of contingent future consideration based on 2025 through 2028 revenue performance and achievement of technology-based milestones. The fair value of contingent consideration liabilities is estimated by discounting contingent payments expected to be made, and may increase or decrease based on changes in milestone achievements and discount rates, with a maximum possible undiscounted value of $45 million. As of March 31, 2026, the fair value of the contingent future payments is $32 million. Resilient is reported within the Electrical Americas business segment.
As part of the acquisition, Eaton assumed employee incentives with a maximum payout of $50 million contingent upon achievement of the same revenue performance and technology-based milestones, as well as continued employment with Eaton. The incentives will be paid over three years, starting in 2026 and concluding in 2028. As of March 31, 2026, the Company expects to pay $50 million of employee incentives based on the estimated probability of the milestones being achieved. Compensation expense will be recognized over the requisite service period. During the first quarter of 2026, compensation expense of $11 million was included in Selling and administrative expense on the Consolidated Statements of Income.
Investment in SPAN
On January 15, 2026, Eaton invested $75 million in SPAN for a stake of approximately 7 percent. SPAN is a manufacturer of smart panel and power controls technology to further enable affordable home electrification at scale. Eaton accounts for this nonmarketable investment at cost, less impairment, adjusted for observable price changes. The investment is included in Other assets on the Condensed Consolidated Balance Sheets.

Acquisition of Ultra PCS Limited
On January 23, 2026, Eaton acquired Ultra PCS Limited (Ultra PCS) for $1.53 billion, net of cash acquired. Ultra PCS is headquartered in the U.K. with operations in the U.K. and the U.S. Ultra PCS produces electronic controls, sensing, stores ejection and data processing solutions, enabling mission success for global aerospace customers in the air and on the ground. Ultra PCS is reported within the Aerospace business segment.
The Company incurred $17 million of acquisition related transaction costs during the first quarter of 2026 for Ultra PCS that were included in Selling and administrative expense on the Consolidated Statements of Income.
Acquisition of Boyd Thermal
On March 12, 2026, Eaton acquired Boyd Thermal for $9.55 billion, net of cash acquired. Boyd Thermal is a U.S. based global leader in thermal components, systems, and ruggedized solutions for data center, aerospace and other end-markets. Boyd Thermal employs more than 6,000 people with manufacturing sites across North America, Asia, and Europe. Boyd Thermal is reported within the Electrical Global business segment.
The Company incurred $35 million of acquisition related transaction costs during the first quarter of 2026 for Boyd Thermal that were included in Selling and administrative expense on the Consolidated Statements of Income.
Spin-off of Mobility business
On January 26, 2026, Eaton announced its intention to pursue a spin-off of its Mobility business, which consists of the Mobility business segment, into an independent, publicly traded company. Eaton expects to complete the anticipated spin-off by the end of the first quarter of 2027, subject to customary legal and regulatory requirements and approvals, including final approval of the Company’s Board of Directors and effectiveness of a Form 10 registration statement filed with the Securities and Exchange Commission. The planned spin-off is expected to be completed in a manner that is tax-free to Eaton ordinary shareholders for U.S. federal income tax purposes.

Note 4. ACQUISITION AND DIVESTITURE CHARGES
Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended March 31
(In millions except for per share data)	2026	2025
Acquisition integration, divestiture charges and transaction costs	$109	$10
Income tax benefit	21	2
Total charges after income taxes	$87	$8
Per ordinary share - diluted	$0.22	$0.02
Acquisition integration, divestiture charges and transaction costs in 2026 and 2025 are primarily related to the following:

•The acquisitions of Fibrebond Corporation, Resilient Power Systems Inc., Ultra PCS Limited, Boyd Thermal, and Exertherm, the anticipated spin-off of the Mobility business, transactions completed prior to 2023, and other charges to acquire and exit businesses.
•Employee transaction and retention award compensation expense related to the acquisition of Fibrebond of $14 million in the first quarter of 2026.
•Employee incentive compensation expense related to the acquisition of Resilient of $11 million in the first quarter of 2026.
Charges in 2026 and 2025 were included in Cost of products sold, Selling and administrative expense, or Other income - net. In Business Segment Information, the charges were included in Other expense - net.

Note 5. RESTRUCTURING CHARGES
During the first quarter of 2024, Eaton implemented a multi-year restructuring program to accelerate opportunities to optimize its operations and global support structure. These actions will better align the Company's functions to support anticipated growth and drive greater effectiveness throughout the Company. Since the inception of the program, the Company has incurred charges of $374 million. This restructuring program is expected to be completed in 2026 and is expected to incur additional expenses related to workforce reductions of $78 million and plant closing and other costs of $24 million, resulting in total estimated charges of $475 million for the entire program. The Company expects mature year benefits of $375 million when the multi-year program is fully implemented.
A summary of restructuring program charges is as follows:

	Three months ended March 31
(In millions except for per share data)	2026	2025
Workforce reductions	$24	$13
Plant closing and other	14	6
Total before income taxes	39	18
Income tax benefit	8	4
Total after income taxes	$30	$14
Per ordinary share - diluted	$0.08	$0.04
Restructuring program charges (income) related to the following segments:

	Three months ended March 31
(In millions)	2026	2025
Electrical Americas	$1	$1
Electrical Global	31	14
Aerospace	(1)	—
Mobility	5	3
Corporate	2	1
Total	$39	$18
These restructuring program charges (income) were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other income - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items.

Note 6. INTANGIBLE ASSET AMORTIZATION EXPENSE
Intangible asset amortization expense is as follows:

	Three months ended March 31
(In millions except for per share data)	2026	2025
Intangible asset amortization expense	$140	$106
Income tax benefit	30	22
Total after income taxes	$111	$84
Per ordinary share - diluted	$0.29	$0.21

Contacts

Eaton Corporation plc
Jennifer Tolhurst
Media Relations
+1 (440) 523-4006
jennifertolhurst@eaton.com

Yan Jin
Investor Relations
+1 (440) 523-7558